As filed with the Securities and Exchange Commission on June 25, 2004
Registration No. 333-113764

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to
Form S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

LIFE TIME FITNESS, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	7997	41-1689746
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6442 City West Parkway

Eden Prairie, Minnesota 55344
(952) 947-0000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bahram Akradi

Chairman of the Board of Directors,
President and Chief Executive Officer
LIFE TIME FITNESS, Inc.
6442 City West Parkway
Eden Prairie, Minnesota 55344
(952) 947-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kris Sharpe, Esq. Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901	Christopher T. Jensen, Esq. Jodi L. Lashin, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder, other than underwriting commissions and expenses, are set forth below. These expenses, other than the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee, are estimated.

SEC registration fee	$27,408
NASD filing fee	20,500
New York Stock Exchange listing fee	109,100
Legal fees and expenses	575,000
Accounting fees and expenses	315,000
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	200,000
Transfer agent and registrar fees and expenses	35,000
Miscellaneous expenses	212,992

Total	$1,500,000

Item 14.     Indemnification of Directors and Officers

      Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (ii) acted in good faith, (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

      Our articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. We also maintain a director and officer liability insurance policy.

      In addition, the registration rights provisions of the stock purchase agreements we entered into with our preferred shareholders obligate us to indemnify such shareholders requesting or joining in a registration and each underwriter of the securities so registered, as well as the officers, directors and partners of such party, against any and all loss, damage, liability, cost and expense arising out of or based on any untrue statement, or alleged untrue statement, of any material fact contained in any registration statement, prospectus or other related document or any omission, or alleged omission, to state any material fact required to be stated or necessary to make the statements not misleading, or any violation by us of any rule or regulation promulgated under the Securities Act.

      The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.	Recent Sales of Unregistered Securities

      Since January 1, 2001, we have issued and sold the following unregistered securities:

Option Grants and Option Exercises

      Since January 1, 2001, we have granted options to purchase 1,303,500 shares of our common stock to employees, officers and consultants under our 1998 Stock Option Plan at exercise prices ranging from $8.00 to $12.00 per share. During the same period, we issued and sold 479,355 shares of our common stock pursuant to option exercises at prices ranging from $0.75 to $8.00 per share. All of these grants were made to our employees, officers, directors or consultants under written compensatory benefit plans within the limits on the amount of securities than can be issued under Rule 701. Accordingly, these grants and sales were made in reliance on Rule 701 of the Securities Act.

Preferred Stock

      From July 20, 2001 to October 18, 2001, we issued an aggregate of 1,946,250 shares of our Series D Preferred Stock to 23 accredited investors at a purchase price of $10.00 per share for an aggregate consideration of $19,462,500. On July 20, 2001, we issued and sold 1,500,000 shares of our Series D Preferred Stock to 16 accredited investors for an aggregate consideration of $15,000,000. On August 24, 2001, we issued and sold 106,250 shares of our Series D Preferred Stock to two accredited investors for an aggregate consideration of $1,062,500. On October 11, 2001, we issued and sold 90,000 shares of our Series D Preferred Stock to four accredited investors for an aggregate consideration of $900,000. On October 18, 2001, we issued and sold 250,000 shares of our Series D Preferred Stock to one accredited investor for an aggregate consideration of $2,500,000. These sales were made in reliance on Rule 506 of Regulation D under the Securities Act and we filed a Form D for each transaction.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
No.		Description

1†		Form of Underwriting Agreement.
3	.1†	Articles of Incorporation of the Registrant, as amended to date and as currently in effect, including all Certificates of Designation.
3	.2†	Form of Amended and Restated Articles of Incorporation of the Registrant to be effective upon completion of this offering.
3	.3†	Bylaws of the Registrant, as amended to date and as currently in effect.
3	.4†	Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of this offering.
4†		Specimen of common stock certificate.
5		Opinion of Faegre & Benson LLP.
10	.1†	FCA, Ltd. 1996 Stock Option Plan.
10	.2†	LIFE TIME FITNESS, Inc. 1998 Stock Option Plan, as amended and restated.

Exhibit
No.		Description

10	.3†	Employment Agreement dated as of January 23, 2003, by and between the Registrant and Michael Gerend.
10	.4†	Employment Agreement dated as of March 4, 2002, by and between the Registrant and Michael Robinson.
10	.5†	Second Amended and Restated Credit Agreement dated as of July 19, 2001, by and among the Registrant, as Borrower, Antares Capital Corporation, as a Lender and as Agent for all Lenders, BNP Paribas, as a Lender and as Documentation Agent, and the other financial institutions party thereto as Lenders.
10	.6†	First Amendment to Second Amended and Restated Credit Agreement dated as of July 12, 2002, by and among the Registrant, Antares Capital Corporation, BNP Paribas, and JP Morgan Chase Bank.
10	.7†	Second Amendment to Second Amended and Restated Credit Agreement dated as of August 29, 2003, by and among the Registrant, Antares Capital Corporation, JP Morgan Chase Bank, Mariner CDO 2002, Ltd., Merrill Lynch Capital, and M&I Marshall & Ilsley Bank.
10	.8†	Third Amendment to Second Amended and Restated Credit Agreement dated as of December 31, 2003, by and among the Registrant, Antares Capital Corporation, JP Morgan Chase Bank, Mariner CDO 2002, Ltd., Merrill Lynch Capital, and M&I Marshall & Ilsley Bank.
10	.9†	Amended and Restated Master Construction and Term Loan Agreement dated as of July 17, 2000, by and among FCA Real Estate Holdings, LLC, as Borrower, U.S. Bank National Association, as Agent and Administrative Bank for the Lenders, and U.S. Bank National Association, as Collateral Agent.
10	.10†	Amendment No. 1 to Amended and Restated Master Construction and Term Loan Agreement dated as of June 14, 2001, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.11†	Amendment No. 2 to Amended and Restated Master Construction and Term Loan Agreement dated as of July 19, 2001, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.12†	Amendment No. 3 to Amended and Restated Master Construction and Term Loan Agreement dated as of August 21, 2001, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.13†	Amendment No. 4 to Amended and Restated Master Construction and Term Loan Agreement dated as of February 28, 2002, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.14†	Amendment No. 5 to Amended and Restated Master Construction and Term Loan Agreement effective as of May 31, 2002, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.15†	Amendment No. 6 to Amended and Restated Master Construction and Term Loan Agreement; Amendment of Supplements for Series Loans N, O and P; and Amendment of Notes for Series Loans N, O and P, dated as of April 18, 2003, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.16†	Form of Promissory Note made in favor of Teachers Insurance and Annuity Association of America.
10	.17†	Schedule of terms to Form of Promissory Note made in favor of Teachers Insurance and Annuity Association of America.
10	.18†	Open-End Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixtures Filing Statement made by LTF USA Real Estate, LLC for the benefit of Teachers Insurance and Annuity Association of America.
10	.19†	Form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.

Exhibit
No.		Description

10	.20†	Schedule of terms to Form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.
10	.21†	Form of Second Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.
10	.22†	Schedule of terms to Form of Second Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.
10	.23†	Lease Agreement dated as of September 30, 2003, by and between LT Fitness (DE) QRS 15-53, Inc., as landlord, and Life Time Fitness, Inc., as tenant.
10	.24†	Credit Agreement dated as of December 31, 2003, among LTFMF AZ Real Estate, LLC, as Borrower, LTFMF Real Estate Holdings, LLC, General Electric Capital Corporation, as a Lender and as Agent, and the other Lenders party thereto.
10	.25†	Series A Stock Purchase Agreement dated May 7, 1996, including amendments thereto.
10	.26†	Series B Stock Purchase Agreement dated December 8, 1998, including amendments thereto.
10	.27†	Series C Stock Purchase Agreement dated August 16, 2000, including amendments thereto.
10	.28†	Series D Stock Purchase Agreement dated July 19, 2001, including amendments thereto.
10	.29†	Operating Agreement of LifeTime, BSC Land, DuPage Health Services Fitness Center — Bloomingdale L.L.C. dated December 1, 1999 by and between the Registrant, Bloomingdale Sports Center Land Company and Central DuPage Health.
10	.30†	Life Time Fitness, Inc. 2004 Long-Term Incentive Plan.
10	.31†	Amendment No. 7 to Amended and Restated Master Construction and Term Loan Agreement dated April 28, 2004, by and among FLA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.32†	Form of Executive Employment Agreement.
21	†	Subsidiaries of the Registrant.
23	.1†	Consent of Deloitte & Touche LLP.
23.2		Consent of Faegre & Benson LLP (to be included in Exhibit No. 5 to the Registration Statement).
24	†	Powers of Attorney.

†	Previously filed.

      (b) Financial Statement Schedules

      The information required by Schedule II — Valuation and Qualifying Accounts is provided in Note 2 to the Consolidated Financial Statements.

      Other schedules are omitted because they are not required.

Item 17.     Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 25, 2004.

LIFE TIME FITNESS, INC.

By	/s/ MICHAEL R. ROBINSON*

Michael R. Robinson
Executive Vice President and
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement has been signed on June 25, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ BAHRAM AKRADI* Bahram Akradi	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ MICHAEL R. ROBINSON* Michael R. Robinson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ TIMOTHY C. DEVRIES* Timothy C. DeVries	Director

/s/ W. JOHN DRISCOLL* W. John Driscoll	Director

/s/ GUY C. JACKSON* Guy C. Jackson	Director

/s/ DAVID A. LANDAU* David A. Landau	Director

/s/ STEPHEN R. SEFTON* Stephen R. Sefton	Director

*	Eric J. Buss, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By	/s/ ERIC J. BUSS

Eric J. Buss,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

1†		Form of Underwriting Agreement.
3	.1†	Articles of Incorporation of the Registrant, as amended to date and as currently in effect, including all Certificates of Designation.
3	.2†	Form of Amended and Restated Articles of Incorporation of the Registrant to be effective upon completion of this offering.
3	.3†	Bylaws of the Registrant, as amended to date and as currently in effect.
3	.4†	Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of this offering.
4†		Specimen of common stock certificate.
5		Opinion of Faegre & Benson LLP.
10	.1†	FCA, Ltd. 1996 Stock Option Plan.
10	.2†	LIFE TIME FITNESS, Inc. 1998 Stock Option Plan, as amended and restated.
10	.3†	Employment Agreement dated as of January 23, 2003, by and between the Registrant and Michael Gerend.
10	.4†	Employment Agreement dated as of March 4, 2002, by and between the Registrant and Michael Robinson.
10	.5†	Second Amended and Restated Credit Agreement dated as of July 19, 2001, by and among the Registrant, as Borrower, Antares Capital Corporation, as a Lender and as Agent for all Lenders, BNP Paribas, as a Lender and as Documentation Agent, and the other financial institutions party thereto as Lenders.
10	.6†	First Amendment to Second Amended and Restated Credit Agreement dated as of July 12, 2002, by and among the Registrant, Antares Capital Corporation, BNP Paribas, and JP Morgan Chase Bank.
10	.7†	Second Amendment to Second Amended and Restated Credit Agreement dated as of August 29, 2003, by and among the Registrant, Antares Capital Corporation, JP Morgan Chase Bank, Mariner CDO 2002, Ltd., Merrill Lynch Capital, and M&I Marshall & Ilsley Bank.
10	.8†	Third Amendment to Second Amended and Restated Credit Agreement dated as of December 31, 2003, by and among the Registrant, Antares Capital Corporation, JP Morgan Chase Bank, Mariner CDO 2002, Ltd., Merrill Lynch Capital, and M&I Marshall & Ilsley Bank.
10	.9†	Amended and Restated Master Construction and Term Loan Agreement dated as of July 17, 2000, by and among FCA Real Estate Holdings, LLC, as Borrower, U.S. Bank National Association, as Agent and Administrative Bank for the Lenders, and U.S. Bank National Association, as Collateral Agent.
10	.10†	Amendment No. 1 to Amended and Restated Master Construction and Term Loan Agreement dated as of June 14, 2001, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.11†	Amendment No. 2 to Amended and Restated Master Construction and Term Loan Agreement dated as of July 19, 2001, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.12†	Amendment No. 3 to Amended and Restated Master Construction and Term Loan Agreement dated as of August 21, 2001, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.13†	Amendment No. 4 to Amended and Restated Master Construction and Term Loan Agreement dated as of February 28, 2002, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.14†	Amendment No. 5 to Amended and Restated Master Construction and Term Loan Agreement effective as of May 31, 2002, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.

Exhibit
No.		Description

10	.15†	Amendment No. 6 to Amended and Restated Master Construction and Term Loan Agreement; Amendment of Supplements for Series Loans N, O and P; and Amendment of Notes for Series Loans N, O and P, dated as of April 18, 2003, by and among FCA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.16†	Form of Promissory Note made in favor of Teachers Insurance and Annuity Association of America.
10	.17†	Schedule of terms to Form of Promissory Note made in favor of Teachers Insurance and Annuity Association of America.
10	.18†	Open-End Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixtures Filing Statement made by LTF USA Real Estate, LLC for the benefit of Teachers Insurance and Annuity Association of America.
10	.19†	Form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.
10	.20†	Schedule of terms to Form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.
10	.21†	Form of Second Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.
10	.22†	Schedule of terms to Form of Second Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement made for the benefit of Teachers Insurance and Annuity Association of America.
10	.23†	Lease Agreement dated as of September 30, 2003, by and between LT Fitness (DE) QRS 15-53, Inc., as landlord, and Life Time Fitness, Inc., as tenant.
10	.24†	Credit Agreement dated as of December 31, 2003, among LTFMF AZ Real Estate, LLC, as Borrower, LTFMF Real Estate Holdings, LLC, General Electric Capital Corporation, as a Lender and as Agent, and the other Lenders party thereto.
10	.25†	Series A Stock Purchase Agreement dated May 7, 1996, including amendments thereto.
10	.26†	Series B Stock Purchase Agreement dated December 8, 1998, including amendments thereto.
10	.27†	Series C Stock Purchase Agreement dated August 16, 2000, including amendments thereto.
10	.28†	Series D Stock Purchase Agreement dated July 19, 2001, including amendments thereto.
10	.29†	Operating Agreement of LifeTime, BSC Land, DuPage Health Services Fitness Center — Bloomingdale L.L.C. dated December 1, 1999 by and between the Registrant, Bloomingdale Sports Center Land Company and Central DuPage Health.
10	.30†	Life Time Fitness, Inc. 2004 Long-Term Incentive Plan
10	.31†	Amendment No. 7 to Amended and Restated Master Construction and Term Loan Agreement dated April 28, 2004, by and among FLA Real Estate Holdings, LLC, U.S. Bank National Association, and the Lenders party thereto.
10	.32†	Form of Executive Employment Agreement.
21	†	Subsidiaries of the Registrant.
23	.1†	Consent of Deloitte & Touche LLP.
23.2		Consent of Faegre & Benson LLP (to be included in Exhibit No. 5 to the Registration Statement).
24	†	Powers of Attorney.

†	Previously filed.